Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-197580),

(2)	Registration Statement (Form S-8 No. 333-191419),

(3)	Registration Statement (Form S-8 No. 333-167058), and

(4)	Registration Statement (Form F-3 No. 333-203608) and related Prospectus;

our reports dated February 22, 2017, with respect to the consolidated financial statements of RELX Group (comprising RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures), and the effectiveness of internal control over financial reporting of RELX Group, included in this Annual Report (Form 20-F) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

London, United Kingdom

March 7, 2017